Exhibit 99.1

Norwood Financial Corp Rejoins Russell 3000® Index

HONESDALE, PENNSYLVANIA – JULY 13, 2023

Jim Donnelly, President and Chief Executive Officer of Norwood Financial Corp (NASDAQ Global Market – NWFL) and its subsidiary, Wayne Bank, is pleased to announce that the Company has been included in the Russell 3000® Index, as part of the 2023 Russel U.S. Indexes annual reconstitution. The Russell 3000® Index encompasses and tracks the performance of the 3,000 largest traded U.S. stocks, based on market capitalization.

“Norwood Financial Corp is honored to be a part of the Russell 3000 Index, alongside some of the top performing companies in the U.S. This distinguished designation shows our commitment to our shareholders and is a testament to our strong capital position and credit quality metrics. This inclusion will continue to drive awareness of Norwood Financial Corp as an appealing investment as we continue to execute our strategic plans for growth,” stated Mr. Donnelly.

The Russell 3000 Index is comprised of the large-cap Russell 1000 and the small-cap Russell 2000 index. The top 1,000 companies having the highest market capitalization make up the Russell 1000, while the next largest 2,000 make up the Russell 2000.

Norwood Financial Corp, through its subsidiary, Wayne Bank operates fourteen offices in Northeastern Pennsylvania and fifteen offices in Delaware, Sullivan, Ontario, Otsego and Yates Counties, New York. As of March 31, 2023, Norwood had total assets of $2.104 billion, loans outstanding of $1.536 billion, total deposits of $1.756 billion and total capital of $176.4 million. The Company’s stock is traded on the Nasdaq Global Market under the symbol “NWFL”.

Forward-Looking Statements.

The foregoing material may contain forward-looking statements. We caution that such statements may be subject to a number of risks and uncertainties which may cause actual results to differ materially from those currently anticipated, and therefore readers should not place undue reliance on any forward-looking statements. Those risks and uncertainties include, but are not limited to, our ability to pay or increase cash dividends in the future, the continued financial strength, solid performance and strong capital position of the Company, changes in federal and state laws, changes in the absolute and relative levels of interest rates, the impact of the COVID-19 pandemic on the Company’s results of operation and financial condition, the ability to control costs and expenses, demand for real estate, costs associated with cybercrime, general economic conditions and the effectiveness of governmental responses thereto. Norwood Financial Corp does not undertake and specifically disclaims any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

CONTACT:	Kristen Lancia
Vice President and Marketing Manager
NORWOOD FINANCIAL CORP
(570) 253-8594
www.wayne.bank

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